Exhibit 99.1

Health Net, Inc. 21650 Oxnard St. Woodland Hills, CA 91367 (818) 676-6000 www.healthnet.com

Investor Contact	Media Contact

Angie McCabe	Margita Thompson
(818) 676-8692	(818) 676-7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2012

GAAP NET INCOME OF $124.6 MILLION, OR $1.48 PER DILUTED SHARE

GAAP RESULTS INCLUDE IMPACT OF $119.4 MILLION

NET GAIN FROM THE SALE OF DISCONTINUED OPERATIONS

COMPANY REDUCES FULL-YEAR 2012 GUIDANCE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

PRODUCE COMBINED NET EARNINGS OF $0.19 PER DILUTED SHARE

LOS ANGELES, August 3, 2012 – Health Net, Inc. (NYSE: HNT) today announced 2012 second quarter GAAP net income of $124.6 million, or $1.48 per diluted share, compared with $58.3 million, or $0.63 per diluted share, for the second quarter of 2011.

The 2011 and 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business as discontinued operations.

The 2012 second quarter GAAP results include:

1.	a $119.4 million net gain from the sale of discontinued operations, representing the company’s Medicare PDP business that was sold to an affiliate of CVS Caremark Corporation on April 1, 2012;

2.	a $6.5 million pretax loss related to the company’s divested operations and services; and

3.	$10.8 million in expenses related to the company’s general and administrative (G&A) cost reduction efforts.

For the second quarter of 2012, the company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net earnings of $15.9 million, or $0.19 per diluted share, compared with $71.0 million, or $0.77 per diluted share, for the second quarter of 2011.

Two key factors impacting the performance in the second quarter of 2012 were:

1.	higher than expected commercial health care costs primarily arising from a select number of large group accounts with membership in full-network products; and

2.	higher than expected Medicaid health care costs primarily arising from the senior and persons with disabilities (SPDs) membership.

The $61.0 million in adverse prior period development in the second quarter of 2012 includes $48.9 million of adverse prior development related to the first quarter of 2012. The majority of this adverse prior period development is attributable to the commercial business.

“We believe that we have identified and are on the path to resolving the issues in the commercial and Medicaid businesses that impacted our second quarter performance,” said Jay Gellert, Health Net’s chief executive officer. “We identified specific commercial large group accounts that contributed to increased health care costs early enough this year. We are adjusting rates, modifying network configurations, and taking other actions to achieve substantial commercial improvement in 2013.

“We currently are actively engaged in what we believe are productive discussions with the state of California’s Department of Health Care Services (DHCS) on a wide range of issues, including rates for Medi-Cal and the SPDs,” Gellert continued. “Based on our experience to date, current SPD rates are inadequate. We are hopeful that these discussions with DHCS will result in a process intended to ensure adequate rates going forward.

“We are revising our full-year 2012 earnings guidance for the combined Western Region and Government Contracts segments to a range of $1.00 to $1.10 per diluted share due to the commercial large group and Medicaid issues,” Gellert added. “This guidance also reflects $20 million to $25 million in incremental G&A costs associated with the implementation of the dual-eligible demonstration pilots in California.”

CONSOLIDATED RESULTS

Health Net’s total revenues increased 7.1 percent in the second quarter of 2012 to $2.8 billion from $2.7 billion in the second quarter of 2011.

Health plan services premium revenues increased by approximately 7.2 percent to $2.6 billion in the second quarter of 2012 compared with $2.4 billion in the second quarter of 2011.

Health plan services expenses increased 11.1 percent to $2.4 billion in the second quarter of 2012 compared with $2.1 billion in the second quarter of 2011.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at June 30, 2012 was approximately 2.6 million members, or essentially flat compared with enrollment at June 30, 2011. Total enrollment in the company’s California health plans at June 30, 2012 was also flat compared with enrollment at June 30, 2011.

Western Region commercial enrollment at June 30, 2012 declined 7.4 percent to approximately 1.3 million members from enrollment at June 30, 2011.

“Overall commercial enrollment declined primarily due to competitive markets,” said Jim Woys, Health Net’s chief operating officer. “However, we are very pleased that membership in our tailored network products grew by 6.5 percent to more than 450,000 members since June 30, 2011. We believe these products will continue to perform well and membership will continue to grow as they provide comprehensive benefits at affordable prices, positioning them well for the exchanges.”

As of June 30, 2012, tailored network products accounted for 35.2 percent of the company’s Western Region commercial enrollment compared with 30.5 percent at June 30, 2011.

Medicaid enrollment in California at June 30, 2012 was approximately 1.1 million members, an increase of 97,000 members, or 10.1 percent, from June 30, 2011.

Enrollment in the company’s Medicare Advantage (MA) plans in the Western Region at June 30, 2012 was 228,000 members, an increase of 11.2 percent compared with June 30, 2011.

Revenues

Total revenues in the Western Region in the second quarter of 2012 were approximately $2.7 billion compared with $2.5 billion in the second quarter of 2011.

Net investment income in the Western Region was $24.7 million in the second quarter of 2012 compared with $25.1 million in the second quarter of 2011 and $22.3 million in the first quarter of 2012.

Health Plan Services Expenses

Health plan services expenses in the Western Region were $2.4 billion in the second quarter of 2012 compared with approximately $2.1 billion in the second quarter of 2011.

Commercial Premium Yields and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 4.6 percent to $373 in the second quarter of 2012 compared with $357 in the second quarter of 2011.

Commercial health care costs PMPM in the Western Region increased by 8.2 percent to approximately $331 in the second quarter of 2012 compared with $306 in the second quarter of 2011.

“The 360 basis point negative spread between commercial premium yields and health care costs PMPM was primarily due to the adverse prior period development in the second quarter and margin pressure due to emerging adverse risk selection in the company’s largest commercial accounts,” Woys said. “We are revising our full-year 2012 guidance on the commercial spread to negative 350 to 400 basis points due to the adverse prior period development.”

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 90.1 percent in the second quarter of 2012 compared with 86.9 percent in the second quarter of 2011. The Western Region commercial MCR was 88.7 percent in the second quarter of 2012 compared with 85.7 percent in the second quarter of 2011.

The MA MCR in the Western Region was 92.0 percent in the second quarter of 2012 compared with 90.9 percent in the second quarter of 2011 primarily due to $14.4 million of adverse prior period development in the second quarter of 2012 related to the first quarter of 2012.

“The MA MCR for the first half of 2012 was 89.9 percent compared with 90.0 percent in the first half of 2011. These results are consistent with our goal to reduce the MA MCR in 2012 compared with 2011,” said Woys.

The Medicaid MCR was 91.3 percent in the second quarter of 2012 compared with 85.2 percent in the second quarter of 2011. The increase was due to higher claims experience in the company’s SPD membership.

G&A Expenses

G&A expense in the Western Region was approximately $218.7 million in the second quarter of 2012 compared with $197.4 million in the second quarter of 2011. The G&A expense ratio was 8.3 percent in the second quarter of 2012 compared with 8.1 percent in the second quarter of 2011.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues were $176.2 million in the second quarter of 2012 compared with $171.0 million in the second quarter of 2011.

Government Contracts expenses were $152.7 million in the second quarter of 2012 compared with $130.8 million in the second quarter of 2011.

Pretax income from the Government Contracts segment declined by $16.7 million in the second quarter of 2012 compared with the second quarter of 2011. The decline in pretax income was primarily due to legacy benefits from the company’s previous TRICARE contract that positively impacted pretax income in the second quarter of 2011.

BALANCE SHEET

Cash and investments as of June 30, 2012 were $2.1 billion compared with $1.7 billion as of June 30, 2011.

Reserves for claims and other settlements as of June 30, 2012 were $1.0 billion compared with $900.7 million as of June 30, 2011 and $958.1 million as of March 31, 2012.

Days claims payable (DCP) for the second quarter of 2012 was 39.0 days compared with 38.6 days in the second quarter of 2011 and 37.2 days in the first quarter of 2012.

On an adjusted1 basis, DCP in the second quarter of 2012 was 54.3 days compared with 52.0 days in the second quarter of 2011 and 53.0 days in the first quarter of 2012.

The company’s debt-to-total capital ratio was 24.1 percent as of June 30, 2012 compared with 26.4 percent as of March 31, 2012 and 28.2 percent as of June 30, 2011.

CASH FLOW FROM OPERATIONS

Operating cash flow was $119.8 million in the second quarter of 2012. The company received an extra monthly Medicaid payment of approximately $102.0 million from the state of California during the second quarter.

“We expect operating cash flow of approximately $10 million for the full-year 2012. This reflects the loss from discontinued operations. However, the cash benefit from the gain on sale associated with the sold Medicare PDP business is reflected in Cash Flow from Investing Activities,” said Joseph Capezza, Health Net’s chief financial officer.

SHARE REPURCHASE

From April 1 through August 1, 2012, Health Net repurchased approximately 1.8 million shares of its common stock for $44.6 million at an average price of $24.77 per share. At August 1, 2012, approximately $355.4 million of authorization under the company’s existing $400 million share repurchase program remained.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s Divested Operations and Services segment includes items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012. Health Net continues to administer run-out claims and provide certain administrative services for the Northeast business pursuant to claims servicing agreements in place with UnitedHealthcare and its affiliates.

2012 GUIDANCE

Health Net is reducing its 2012 full-year guidance for GAAP earnings per diluted share to a range of $1.45 to $1.55, or $1.00 to $1.10 for the combined Western Region and Government Contracts segments.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

Following is a table with specific 2012 guidance metrics.

Metric	2012 Guidance

Year-end membership(a) Commercial Medicaid Medicare Advantage Total Western Region	-9% to -10% (previously -7% to -9%) +7% to +8% (previously +3% to +5%) +11% to +13% -1% to -2%

Consolidated revenues(b)(c)	~$11.0 billion to $11.5 billion

Commercial premium yields PMPM(a)	~ +4.8% to +5.3%

Commercial health care costs PMPM(a)	350 to 400 bps > premium yields PMPM (previously ~200 to 220 basis points > premium yields PMPM)

Selling cost ratio(a) G&A expense ratio(a)(c)	~2.3% to 2.4% ~8.5% to 8.7%

Tax rate(b)	30.0% to 31.0% (previously 37.0% to 38.0%)

Weighted-average fully diluted shares outstanding(d)	~83.0 million to 84.0 million

GAAP EPS(c)(d) Combined Western Region and Government Contracts EPS(c)(d)	$1.45 to $1.55 (previously $2.85 to $3.00) $1.00 to $1.10 (previously $2.35 to $2.50)

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These metrics include the impact of the sale of the company’s Medicare PDP business that closed on April 1, 2012.
(d)	The company’s guidance does not include the impact of share repurchases other than those to counter dilution.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s second quarter 2012 results during a conference call on Friday, August 3, 2012, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	855.859.2056 (Replay – Domestic)
706.643.5711 (International)	404.537.3406 (Replay – International)

The access code for the live conference call and replay is 96830520. A replay of the conference call will be available through August 10, 2012. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call or webcast will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended March 31, 2012, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net, through its subsidiaries, provides and administers health benefits to approximately 5.5 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net’s behavioral health services subsidiary, Managed Health Network, Inc., provides behavioral health, substance abuse and employee assistance programs to approximately 4.8 million individuals, including Health Net’s own health plan members. Health Net’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,”

“projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in the dual-eligibles pilot programs; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; any liabilities incurred in connection with our divested operations; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q filed with the SEC, and the risks discussed in Health Net’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-Q for the period ended June 30, 2012.

Eight pages of tables follow.

# # #

Health Net, Inc.

Enrollment Data—By State

(In thousands)

				Change from
				March 31, 2012		June 30, 2011
	June 30, 2012	March 31, 2012	June 30, 2011	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	745	754	834	(9)	(1.2)%	(89)	(10.7)%
Small Group and Individual	303	302	328	1	0.3%	(25)	(7.6)%

Commercial Risk	1,048	1,056	1,162	(8)	(0.8)%	(114)	(9.8)%
Medicare Advantage	141	139	125	2	1.4%	16	12.8%
Medi-Cal	1,060	1,034	963	26	2.5%	97	10.1%

Total California	2,249	2,229	2,250	20	0.9%	(1)	0.0%

Arizona
Large Group	84	82	75	2	2.4%	9	12.0%
Small Group and Individual	61	62	56	(1)	(1.6)%	5	8.9%

Commercial Risk	145	144	131	1	0.7%	14	10.7%
Medicare Advantage	43	43	41	0	0.0%	2	4.9%

Total Arizona	188	187	172	1	0.5%	16	9.3%

Oregon
Large Group	32	35	49	(3)	(8.6)%	(17)	(34.7)%
Small Group and Individual	56	55	42	1	1.8%	14	33.3%

Commercial Risk	88	90	91	(2)	(2.2)%	(3)	(3.3)%
Medicare Advantage	44	44	39	0	0.0%	5	12.8%

Total Oregon	132	134	130	(2)	(1.5)%	2	1.5%

Total Health Plan Enrollment
Large Group	861	871	958	(10)	(1.1)%	(97)	(10.1)%
Small Group and Individual	420	419	426	1	0.2%	(6)	(1.4)%

Commercial Risk	1,281	1,290	1,384	(9)	(0.7)%	(103)	(7.4)%
Medicare Advantage	228	226	205	2	0.9%	23	11.2%
Medi-Cal/Medicaid	1,060	1,034	963	26	2.5%	97	10.1%

Western Region Operations	2,569	2,550	2,552	19	0.7%	17	0.7%
Medicare PDP (stand-alone)	0	424	389	(424)	(100.0)%	(389)	(100.0)%

Total	2,569	2,974	2,941	(405)	(13.6)%	(372)	(12.6)%

TRICARE—North Contract Eligibles	2,884	3,004	3,010	(120)	(4.0)%	(126)	(4.2)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

				Change from
				March 31, 2012		June 30, 2011
	June 30,	March 31,	June 30,	Increase/	%	Increase/	%
	2012	2012	2011	(Decrease)	Change	(Decrease)	Change
Large Group
California	745	754	834	(9)	(1.2)%	(89)	(10.7)%
Arizona	84	82	75	2	2.4%	9	12.0%
Oregon	32	35	49	(3)	(8.6)%	(17)	(34.7)%

	861	871	958	(10)	(1.1)%	(97)	(10.1)%

Small Group and Individual
California	303	302	328	1	0.3%	(25)	(7.6)%
Arizona	61	62	56	(1)	(1.6)%	5	8.9%
Oregon	56	55	42	1	1.8%	14	33.3%

	420	419	426	1	0.2%	(6)	(1.4)%

Commercial Risk
California	1,048	1,056	1,162	(8)	(0.8)%	(114)	(9.8)%
Arizona	145	144	131	1	0.7%	14	10.7%
Oregon	88	90	91	(2)	(2.2)%	(3)	(3.3)%

	1,281	1,290	1,384	(9)	(0.7)%	(103)	(7.4)%

Medicare Advantage
California	141	139	125	2	1.4%	16	12.8%
Arizona	43	43	41	0	0.0%	2	4.9%
Oregon	44	44	39	0	0.0%	5	12.8%

	228	226	205	2	0.9%	23	11.2%
Medi-Cal/Medicaid
California	1,060	1,034	963	26	2.5%	97	10.1%

Total Health Plan Enrollment
Large Group	861	871	958	(10)	(1.1)%	(97)	(10.1)%
Small Group and Individual	420	419	426	1	0.2%	(6)	(1.4)%

Commercial Risk	1,281	1,290	1,384	(9)	(0.7)%	(103)	(7.4)%
Medicare Advantage	228	226	205	2	0.9%	23	11.2%
Medi-Cal/Medicaid	1,060	1,034	963	26	2.5%	97	10.1%

Western Region Operations	2,569	2,550	2,552	19	0.7%	17	0.7%

Medicare PDP (stand-alone)	0	424	389	(424)	(100.0)%	(389)	(100.0)%

Total	2,569	2,974	2,941	(405)	(13.6)%	(372)	(12.6)%

TRICARE—North Contract Eligibles	2,884	3,004	3,010	(120)	(4.0)%	(126)	(4.2)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended June 30, 2012	Quarter Ended March 31, 2012	Quarter Ended June 30, 2011
REVENUES:
Health plan services premiums	$2,618,927	$2,620,949	$2,443,097
Government contracts	176,248	181,362	171,015
Net investment income	24,697	22,304	25,091
Administrative services fees and other income	8,662	5,784	2,079
Divested operations and services revenue	12,805	—	11,021

Total revenues	2,841,339	2,830,399	2,652,303

EXPENSES:
Health plan services	2,358,455	2,343,659	2,123,285
Government contracts	153,406	162,310	130,828
General and administrative	228,756	237,276	201,631
Selling	58,390	61,561	57,417
Depreciation and amortization	7,385	7,430	8,661
Interest	8,246	8,628	8,238
Divested operations and services expense	19,290	23,096	42,356
Adjustment to loss on sale of Northeast subsidiaries	—	—	(6,283)

Total expenses	2,833,928	2,843,960	2,566,133

Income (loss) from continuing operations before income taxes	7,411	(13,561)	86,170
Income tax provision (benefit)	2,241	(5,427)	29,360

Income (loss) from continuing operations	5,170	(8,134)	56,810

Discontinued operation:
(Loss) income from discontinued operation, net of tax	—	(18,452)	1,490
Gain on sale of discontinued operation, net of tax	119,440	—	—

Gain (loss) on discontinued operation, net of tax	119,440	(18,452)	1,490

Net income (loss)	$124,610	$(26,586)	$58,300

Net income (loss) per share-basic:
Income (loss) from continuing operations	$0.06	$(0.10)	$0.63
Gain (loss) on discontinued operation, net of tax	1.44	(0.22)	0.01

Net income (loss) per share-basic	$1.50	$(0.32)	$0.64

Net income (loss) per share-diluted:
Income (loss) from continuing operations	$0.06	$(0.10)	$0.62
Gain (loss) on discontinued operation, net of tax	1.42	(0.22)	0.01

Net income (loss) per share-diluted	$1.48	$(0.32)	$0.63

Weighted average shares outstanding:
Basic	83,255	82,513	90,539
Diluted	84,037	82,513	92,046

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2012	March 31, 2012	June 30, 2011
ASSETS
Current Assets
Cash and cash equivalents	$633,144	$391,032	$166,503
Investments—available for sale	1,515,200	1,447,630	1,576,132
Premiums receivable, net	350,750	462,965	348,567
Amounts receivable under government contracts	247,405	234,120	334,868
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	—	—	52,373
Other receivables	220,293	165,533	93,868
Deferred taxes	69,409	100,639	16,990
Assets of discontinued operation held for sale	—	145,240	—
Other assets	128,340	177,337	232,636

Total current assets	3,164,541	3,124,496	2,821,937
Property and equipment, net	166,379	152,524	122,713
Goodwill	565,886	565,886	605,886
Other intangible assets, net	18,985	19,842	22,413
Deferred taxes	8,261	—	41,886
Other noncurrent assets	109,400	114,330	120,535

Total Assets	$4,033,452	$3,977,078	$3,735,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,010,493	$958,124	$900,724
Health care and other costs payable under government contracts	86,187	77,892	94,219
IBNR health care costs payable under TRICARE North contract	—	—	52,373
Unearned premiums	368,699	365,772	160,613
Borrowings under revolving credit facility	—	—	185,000
Liabilities of discontinued operation held for sale	—	41,823	—
Accounts payable and other liabilities	298,307	355,743	229,735

Total current liabilities	1,763,686	1,799,354	1,622,664
Senior notes payable	398,992	398,941	398,788
Borrowings under revolving credit facility	90,000	112,500	—
Deferred taxes	—	7,272	—
Other noncurrent liabilities	241,734	234,698	223,962

Total Liabilities	2,494,412	2,552,765	2,245,414

Stockholders’ Equity
Common stock	149	149	147
Additional paid-in capital	1,318,004	1,310,438	1,265,061
Treasury common stock, at cost	(2,056,272)	(2,042,367)	(1,826,076)
Retained earnings	2,269,483	2,144,873	2,049,444
Accumulated other comprehensive income	7,676	11,220	1,380

Total Stockholders’ Equity	1,539,040	1,424,313	1,489,956

Total Liabilities and Stockholders’ Equity	$4,033,452	$3,977,078	$3,735,370

Debt-to-Total Capital Ratio	24.1%	26.4%	28.2%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended June 30, 2012	Quarter Ended March 31, 2012	Quarter Ended June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$124,610	$(26,586)	$58,300
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	7,385	7,430	8,661
Share-based compensation expense	5,683	12,384	5,867
Deferred income taxes	6,476	2,977	17,671
Excess tax benefits from share-based compensation	(163)	(5,896)	(113)
Gain on sale of discontinued operation	(119,440)	—	—
Adjustment to loss on sale of business	—	—	(6,283)
Net realized gain on sale on investments	(12,431)	(12,958)	(14,653)
Other changes	884	6,163	4,502
Changes in assets and liabilities:
Premiums receivable and unearned premiums	115,142	(87,970)	58,032
Other current assets, receivables and noncurrent assets	(26,672)	(25,684)	(21,269)
Amounts receivable/payable under government contracts	(6,029)	(14,725)	(28,487)
Reserves for claims and other settlements	52,369	84,457	10,848
Accounts payable and other liabilities	(28,048)	64,575	(193,315)

Net cash provided by (used in) operating activities	119,766	4,167	(100,239)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	364,420	650,832	799,331
Maturities of investments	30,142	38,958	43,490
Purchases of investments	(459,328)	(551,285)	(742,362)
Purchases of property and equipment	(22,287)	(15,373)	(10,707)
Net cash received for sale of businesses	248,238	—	—
Sales and purchases of restricted investments and other	4,185	2,710	1,497

Net cash provided by investing activities	165,370	125,842	91,249

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	2,174	14,415	3,806
Repurchases of common stock	(9,556)	(19,238)	(76,379)
Excess tax benefits from share-based compensation	163	5,896	113
Borrowings under financing arrangements	—	100,000	467,500
Repayment of borrowings under financing arrangements	(22,500)	(100,000)	(282,500)
Net (decrease) increase in checks outstanding, net of deposits	—	—	(33,751)
Customer funds administered	(13,305)	29,697	(45,593)

Net cash (used in) provided by financing activities	(43,024)	30,770	33,196

Net increase in cash and cash equivalents	242,112	160,779	24,206
Cash and cash equivalents, beginning of period	391,032	230,253	142,297

Cash and cash equivalents, end of period	$633,144	$391,032	$166,503

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended June 30, 2012					Quarter Ended March 31, 2012					Quarter Ended June 30, 2011
	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [4,5]	Consoli- dated	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [4,5]	Consoli- dated	Western Region Opera- tions[1]	Gover- nment Cont- racts[2]	Divested Opera- tions and Services[3]	Corpo- rate/ Other [4,5]	Consoli- dated
Health plan services premiums	$2,618,927				$2,618,927	$2,620,949				$2,620,949	$2,442,771		$326		$2,443,097
Government contracts		$176,248			176,248		181,362			181,362		171,015			171,015
Net investment income	24,697				24,697	22,304				22,304	25,081		10		25,091
Administrative services fees and other income	8,662				8,662	5,784				5,784	2,079				2,079
Divested operations and services revenue			$12,805		12,805					—			11,021		11,021

Total revenues	2,652,286	176,248	12,805	—	2,841,339	2,649,037	181,362	—	—	2,830,399	2,469,931	171,015	11,357	—	2,652,303
Health plan services	2,358,400		14	41	2,358,455	2,349,377		126	(5,844)	2,343,659	2,123,745		(160)	(300)	2,123,285
Government contracts		152,705		701	153,406		159,323		2,987	162,310		130,802		26	130,828
G&A excluding insurance, taxes and fees	196,907		(353)	10,074	206,628	209,780		(456)	6,467	215,791	178,520		419	3,561	182,500
Insurance, taxes and fees	21,782		346	—	22,128	21,024		461		21,485	18,860		271	—	19,131

G&A including insurance, taxes and fees	218,689		(7)	10,074	228,756	230,804		5	6,467	237,276	197,380		690	3,561	201,631
Selling	58,390				58,390	61,561				61,561	57,349		68		57,417
Depreciation and amortization	7,385				7,385	7,429		1		7,430	8,655		6		8,661
Interest	8,246				8,246	8,628				8,628	8,053		185		8,238
Divested operations and services expense			19,290		19,290			23,096		23,096			42,356		42,356
Adjustment to loss on sale of Northeast health plans					—					—			(6,283)		(6,283)

Total expenses	2,651,110	152,705	19,297	10,816	2,833,928	2,657,799	159,323	23,228	3,610	2,843,960	2,395,182	130,802	36,862	3,287	2,566,133

Income (loss) from operations before income taxes	1,176	23,543	(6,492)	(10,816)	7,411	(8,762)	22,039	(23,228)	(3,610)	(13,561)	74,749	40,213	(25,505)	(3,287)	86,170
Income tax (benefit) provision	(452)	9,305	(2,537)	(4,075)	2,241	(3,685)	8,776	(8,846)	(1,672)	(5,427)	27,664	16,341	(12,864)	(1,781)	29,360

Income (loss) from continuing operations	$1,628	$14,238	$(3,955)	$(6,741)	$5,170	$(5,077)	$13,263	$(14,382)	$(1,938)	$(8,134)	$47,085	$23,872	$(12,641)	$(1,506)	$56,810

Basic earnings (loss) per share from continuing operations	$0.02	$0.17	$(0.05)	$(0.08)	$0.06	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)	$0.52	$0.26	$(0.14)	$(0.02)	$0.63
Diluted earnings (loss) per share from continuing operations	$0.02	$0.17	$(0.05)	$(0.08)	$0.06	$(0.06)	$0.16	$(0.17)	$(0.02)	$(0.10)	$0.51	$0.26	$(0.14)	$(0.02)	$0.62
Basic weighted average shares outstanding	83,255	83,255	83,255	83,255	83,255	82,513	82,513	82,513	82,513	82,513	90,539	90,539	90,539	90,539	90,539
Diluted weighted average shares outstanding	84,037	84,037	83,255	83,255	84,037	82,513	84,287	82,513	82,513	82,513	92,046	92,046	90,539	90,539	92,046

Pretax margin	0.04%					-0.3%					3.0%
Commercial premium yield	4.6%					5.3%					4.7%
Commercial premium PMPM	$372.91					$374.58					$356.51
Commercial health care cost trend	8.2%					12.3%					$0.51 4.0%
Commercial health care cost PMPM	$330.71					$342.29					$305.63
Commercial MCR	88.7%					91.4%					85.7%
Medicare Advantage MCR	92.0%					87.9%					90.9%
Medicaid MCR	91.3%					86.7%					85.2%
Health plan services MCR	90.1%					89.6%					86.9%
G&A expense ratio	8.3%					8.8%					8.1%
Selling costs ratio	2.2%					2.3%					2.3%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the new T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Also includes amounts related to the operations of government-sponsored managed care plans through our prior TRICARE contract and amounts related to the completion of the prior TRICARE contract.

3	Includes items related to the run-out of the Northeast business sold in 2009 and transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012.

4	Includes litigation reserve true-ups related to previous accruals for class action lawsuits and related legal expenses.

5	Includes costs related to the company’s G&A cost reduction efforts and/or operations strategy.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs. For the second quarter of 2011, adjusted DCP also subtracts reserve for claims and other settlements related to discontinued operations from the claims reserve.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. In addition, solely with respect to the second quarter of 2011, adjusted DCP excludes from claims reserve the reserves relating to discontinued operations. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Reconciliation of Days Claims Payable:		Q2 2012	Q1 2012	Q2 2011
(1)	Reserve for Claims and Other Settlements - GAAP	$1,010.5	$958.1 [a]	$900.7
	Less: Reserve for Claims and Other Settlements related to discontinued operations	—	—	(30.9)

	Reserve for Claims and Other Settlements excluding discontinued operations	$1,010.5	$958.1	$869.8
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(106.5)	(85.6)	(90.1)

(2)	Reserve for Claims and Other Settlements - Adjusted	$904.0	$872.5	$779.7

(3)	Health Plan Services Cost - GAAP	$2,358.5	$2,343.7	$2,123.3
	Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(842.9)	(846.5)	(759.8)

(4)	Health Plan Services Cost - Adjusted	$1,515.6	$1,497.2	$1,363.5

(5)	Number of Days in Period	91	91	91

= (1) / (3) * (5) Days Claims Payable on GAAP Basis - (using end of period reserve amount)		39.0	37.2	38.6

= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)		54.3	53.0	52.0

[a]	Excludes $38.5 million of Medicare PDP related reserves for claims and other settlements classified as Liabilities held for sale.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 6/2012	FY 2011	FY 2010
Reserve for claims (a), beginning of period	$720.8	$727.5	$692.2

Incurred claims related to:
Current Year	2,510.8	4,733.0	4,644.2
Prior Years (c)	32.9	(96.5)	(70.0)

Total Incurred (b)	2,543.7	4,636.5	4,574.2

Paid claims related to:
Current Year	1,761.3	4,024.4	3,929.3
Prior Years	705.7	618.8	609.6

Total Paid (b)	2,467.0	4,643.2	4,538.9

Reserve for claims (a), end of period	797.5	720.8	727.5
Add:
Claims Payable (d)	89.1	111.0	123.6
Other (e)	123.9	80.3	90.9

Reserves for claims and other settlements, end of period	$1,010.5	$912.1	$942.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.